EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ULTRATECH STEPPER, INC.

A Delaware corporation

(Pursuant to Sections 242 and 245

of the Delaware General Corporation Law)

ULTRATECH STEPPER, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, originally incorporated on September 21, 1992, under the name UTS Acquisition Corporation, hereby certifies as follows:

ONE:  The Amended and Restated Certificate of Incorporation of said corporation shall be further amended to read in full as follows:

ARTICLE I

The name of the corporation is Ultratech Stepper, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 32 Loockerman Square, Suite L-100 in the City of Dover, County of Kent.  The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of stock to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”).  The number of shares of Common Stock authorized to be issued is Twenty Million (20,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), par value $0.001 per share.

The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval.  The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the divided rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at the stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.  The directors of the corporation shall be divided into two classes as nearly equal in size as is practicable, hereby designated Class I and Class II.  The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders and the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders.  For the purposes hereof, the initial Class I and Class II directors shall be those directors so nominated and elected at the next annual meeting of stockholders after the filing of this Amended and Restated Certificate of Incorporation.  At each annual meeting of stockholders thereafter, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the second succeeding annual meeting and until their respective successors shall have been duly elected and qualified.  If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

The number of directors which constitute the whole board of directors of the corporation shall be designated in the bylaws of the corporation.  Vacancies occurring on the board of directors for any reason may be filled by vote of a majority of the remaining members of the board of directors, although less than a quorum, at any meeting of the board of directors.  A person so elected by the board of directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the corporation and until his or her successor shall have been duly elected and qualified.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) under Section 174 of the Delaware General Corporation Law, or (iii) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification.

ARTICLE X

No action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

ARTICLE XI

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * *

TWO:  The Amended and Restated Certificate of Incorporation as set forth above has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ULTRATECH STEPPER, INC. has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by its President and attested to by its Secretary this 30th day of September, 1993.

ULTRATECH STEPPER, INC.

/s/ Arthur W. Zafiropoulo
Arthur W. Zafiropoulo, President

ATTEST:

/s/ William G. Leunis
William G. Leunis, III, Secretary